UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐  Soliciting Material Pursuant to §240.14a-12

International Rectifier Corporation
(Name of Registrant as Specified in its Charter)

Vishay Intertechnology, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 29, 2008

Dear International Rectifier Stockholder,

At International Rectifier’s long overdue 2007 Annual Meeting on October 10th, you will have an opportunity to vote on the BLUE proxy card FOR three well qualified independent director nominees and proposed Bylaw amendments that would require, among other things, that International Rectifier — like other companies — hold its 2008 Annual Meeting in 2008! By electing directors who are committed to maximizing the value of your investment, you will send a strong message that International Rectifier’s Board cannot ignore.

VISHAY’S $23.00 PER SHARE CASH OFFER PROVIDES SUPERIOR VALUE

Vishay’s $23.00 per share all-cash offer represents full, fair and immediate value for your investment in International Rectifier. $23.00 per share represents a premium of 30% over International Rectifier’s average closing price for the 30 trading days preceding our original acquisition proposal, and a premium of more than 70% over International Rectifier’s enterprise value1 for that period.

Since we announced our acquisition proposal on August 15, the Philadelphia Semiconductor Sector Index (SOXX) has dropped 15% and the trading prices of International Rectifier’s peer group have dropped 21%.2 Two leading analysts currently have a $16 price target for International Rectifier.3 One of them recently said that, absent Vishay’s premium offer, International Rectifier’s stock “would likely fall below the pre-deal price toward a C09-based fundamental value near $16 . . .”4

DON’T BELIEVE INTERNATIONAL RECTIFIER’S “AGGRESSIVE” AND “OPTIMISTIC” ROADMAP

International Rectifier’s Board of Directors has refused to negotiate a mutually beneficial transaction with Vishay, and instead is promoting a three-year turnaround “roadmap” that is, as a leading independent research analyst described, “too aggressive” and “an optimistic outlook indeed.”5 The dramatic “improvements” that International Rectifier is now touting, only six weeks after first announcing its already speculative plan, raise serious credibility questions. In its Form 10-K filed on September 15, 2008, International Rectifier emphasized the serious risks facing it and its “strategic turnaround program,” including ongoing material weaknesses in its financial controls.

ELECT THREE HIGHLY QUALIFIED, INDEPENDENT DIRECTORS

In refusing to recognize the merits of Vishay’s all-cash premium offer, we believe the International Rectifier Board has ignored its responsibilities to maximize the value of your investment. We believe the Board should be held accountable for that and also for its failed stewardship of a company that is spending over $125 million to investigate accounting and tax improprieties that occurred on its watch. In this regard, we note that half the

1 International Rectifier’s average closing price for the 30 trading days preceding Vishay’s original proposal (announced on August 15, 2008) adjusted for International Rectifier’s net cash balance of approximately $10.20 per share as of June 30, 2008 Form 10-K.
2 IRF peer group defined as including: ON Semiconductor, Diodes, KEMET, Epistar, Yageo, Murata Manufacturing, EPCOS, Fairchild Semiconductor, AVX Corp., STMicroelectronics, and Rohm Co. Ltd.
3  Citigroup Report dated September 24, 2008, Craig Ellis, and Lehman Brothers Report dated August 15, 2008, Romit Shah, permission neither sought nor obtained.
4 Citigroup Report dated September 24, 2008, Craig Ellis, permission to use quotations was neither sought nor obtained.
5  First Call, Craig Ellis, Citigroup, September 22 and 24, 2008, permission to use quotations was neither sought nor obtained.

Board was in office during the self described “dark chapter” and the other half was appointed by them without any stockholder approval. To add insult to injury, the Board members recently amended the terms of their options package to provide accelerated benefits if you vote them out of office. At the long-delayed but hastily called Annual Meeting on October 10th, you will have an opportunity to send a strong message to the incumbent Board by electing three highly qualified, independent directors who are committed to maximizing value for all International Rectifier stockholders.

VOTE THE BLUE PROXY CARD TODAY TO KEEP THE VISHAY TRANSACTION ALIVE

We urge you to send a message to the International Rectifier Board and vote FOR the election of three independent nominees and the proposed Bylaw amendments listed on the BLUE proxy card TODAY. Vishay is committed to pursuing a transaction with International Rectifier but your support is essential for us to move forward with our proposed acquisition of International Rectifier.

Very truly yours,

Dr. Felix Zandman	Dr. Gerald Paul
Executive Chairman	Chief Executive Officer

TIME IS SHORT AND YOUR VOTE IS IMPORTANT

To insure that your vote is represented at the meeting, we urge you to vote
TODAY by Internet or telephone by following the simple instructions on the enclosed BLUE proxy card

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Stockholders call Toll-Free: (877) 456-3402
Banks and Brokers Call Collect: (212) 750-5833

IMPORTANT

We urge you NOT to sign any White proxy card sent to you by International Rectifier.
If you have already done so, you have every legal right to change your vote by using the enclosed BLUE proxy card to vote TODAY.